Exhibit (a)(1)(L)
[FORM OF CONFIRMATION OF PARTICIPATION IN OPTION EXCHANGE OFFER]
Confirmation of Participation in Option Exchange Offer
Our offer to eligible employees, consultants and directors to exchange certain outstanding stock options that commenced on June 10, 2008 expired at 9 p.m. U.S. Pacific Time on July 9, 2008.
This message confirms that on July 10, 2008, we accepted for exchange and canceled all of your eligible stock options that you tendered for exchange with your Election Form.
Upon the terms and conditions described in the Offer to Exchange and your Election Form, we granted to you restricted stock rights in replacement of your canceled stock options.
Shortly, we will deliver to you a Restricted Stock Agreement via the Citibank Global Markets, Inc. website at www.benefitaccess.com (in the form previously provided to you, but with the blanks filled in). You will be required to accept the agreement by December 31, 2008. If you do not accept the agreement by December 31, 2008, you will forfeit the agreement and all of your restricted stock rights.
If you have any questions, please telephone P. Steven Melman at +1 (408) 938-6445 or send an email to tenderoffer@pdf.com.
Thank you,
P. Steven Melman